Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Intersil Corporation:

We consent to the incorporation by reference in the registration statements on Form S-4 (Nos. 333-84794 and 333-114021) and Form S-8 (Nos. 333-88208, 333-117890, 333-166391, 333-163448, 333-161906, 333-151374, 333-65804 and 333-31094) of Intersil Corporation and subsidiaries of our reports dated February 28, 2011, with respect to the consolidated balance sheets of Intersil Corporation as of December 31, 2010 and January 1, 2010, and the related consolidated statements of operations, shareholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Intersil Corporation and subsidiaries.

Our report with respect to the consolidated financial statements of Intersil Corporation and subsidiaries refers to the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, (included in FASB ASC Topic 320, Investments-Debt and Equity Securities), as of April 3, 2009.

/s/ KPMG LLP

February 28, 2011

Orlando, Florida

Certified Public Accountants